Partnership Agreement Between
The Bi-National Sustainability Laboratory, Inc. and
Refinery Science Corp., a division of Nanoforce Technologies, Inc.

THIS AGREEMENT, effective from the date of the last signature noted below, by and between the Bi-National Sustainability Laboratory, Inc. (hereinafter "BNSL"), a non-profit corporation, with principal offices located at 401 Ave. Ascension, Santa Teresa, NM 88008 and Refinery Science Corp. (hereinafter "RSC"), a corporation and a division of Nanoforce Technologies, Inc. RSC principal offices are located at #321 Burgess Hall, 500 University, El Paso, TX 79968.

Whereas, the overall mission of the BNSL is to use various strategies focused on emerging technologies to create and implement economic development efforts within the entire U.S.- Mexico border region; and

Whereas, these strategies include applied research and development, technology/product development, prototype development and testing, advanced training, business planning, mentoring and incubation, among other strategies to achieve its goals; and

Whereas, the overall mission of RSC is to design, build, and operate refineries in North America that are flexible enough to efficiently convert any hydrocarbons found in the Western Hemisphere into clean liquid fuels; and

Whereas, RSC's solution includes patented nano-technology processes and catalysts whose performance is an order of magnitude superior to existing catalysts used in oil refining, and which provides for a potential major market breakthrough by making North American heavy crudes economically competitive with Middle Eastern light crudes; therefore,

Both Parties agree to the following:

1)    The BNSL agrees to provide RSC with up to 1,000 sq. ft. of its secured warehouse space and two cubicles in the secured BNSL lab area for two (2) years from the effective date of this agreement at no cost for the development of the nano-technology catalysts which will lead to the production of clean liquid fuels from the efficient conversion of hydrocarbons (hereinafter "development work").

2)     RSC affirms that it has full authority to enter into this agreement with the BNSL and agrees, in good faith, to occupy and utilize the space provided by the BNSL, with a commitment to expend at least 25 hours per week at the BNSL performing the development work.

3) RSC shall occupy space within the BNSL with equipment and personnel no later than 8/1/2006.

4) The BNSL agrees to provide $20,000 in funding, payable in two equal increments, to RSC for the development work.

a.	The first payment of $10,000 shall be made 90 days from the move-in date specified above, subject to RSC utilizing the space as indicated in Section 2 of this agreement.

b. The second payment of $10,000 will be made 90 days from the date of the first payment, subject to RSC utilizing the space as indicated in Section 2 of this agreement.

5)	The BNSL will coordinate with RSC to identify and provide power, water, ventilation, security, and other amenities necessary for RSC to perform the development work.

6)	RSC will be responsible for providing personnel and moving, maintaining, and operating any computers, machines, tooling, or other equipment it intends to utilize at the BNSL.

7)
Subject to appropriate terms and exemptions and to the approval of the US Securities and Exchange Commission RSC agrees to provide the BNSL with an equity interest of 10,000 shares of RSC stock with public registration rights, valued at approximately $50,000. The exact value of the stock will be determined by the initial selling price of the RSC stock on the date of the Initial Public Offering.

8)
In the event that this agreement should terminate for any reason prior to the term duration, the BNSLshall have the right to keep any and all equity interest in RSC. RSC will vacate and remove all of its equipment, tools, or materials at the BNSL facility within 90 days from the date of termination. Any unused funding provided by the BNSL shall be returned to the BNSL within 30 days from the date of termination.

9)
Rights in Inventions - Each of the parties shall retain exclusive right, title, and interest to their underlying technologies and/or intellectual property. Inventions conceived or first reduced to practice during the course of work under the terms contemplated by this Agreement shall remain the property of the inventing party or parties. In the event of joint inventions, the invention shall be jointly owned. Neither party warrants that any information or technology disclosed to the other party shall be merchantable or fit for a particular purpose or free of claims of infringement from third parties. No proprietary information shall be exchanged by the Parties except as agreed under the terms of separate non-disclosure agreements executed between the parties on specific activities. Costs or fees for finding and developing specific businesses or economic opportunities based on intellectual property owned by RSC, or by RSC and the BNSL jointly, shall be explicitly negotiated and delineated in separate licensing or similar agreements for such business or economic opportunities.

10)	Limitations on Use of Data and Information

a.
The parties anticipate that under this Agreement it may be necessary for any party to transfer to any other information of a proprietary nature. Proprietary information shall be clearly identified by the disclosing party at the time of disclosure by appropriate stamp or markings on the document exchanged.

b.
Each of the parties agrees that it will use the same reasonable efforts to protect such information as are used to protect its own proprietary information. Disclosures of such information shall be restricted to those individuals who are directly participating in the terms of this agreement.

c.	Neither party shall make any reproduction, disclosure, or use of such proprietary information except as follows:

i.	Such information furnished by either party may be used, reproduced and/or disclosed in performing its obligations under this Agreement.

ii.	Such information may be used, reproduced and/or disclosed for other purposes only in accordance with prior written authorization received from the disclosing party.

d.
The limitations on reproduction, disclosure, or use of proprietary information shall not apply to, and neither party shall be liable for reproduction, disclosure, or use of proprietary information with respect to which any of the following conditions exist:

i.
If, prior to the receipt thereof under this Agreement, it has been developed or learned independently by the party receiving it, or has been lawfully received from other sources, including the Government, provided such other source did not receive it due to a breach of this Agreement or any other agreement.

ii.
If, subsequent to the receipt thereof under this Agreement, (i) it is published by the party furnishing it or is disclosed, by the party furnishing it to others, including the Government, without restriction; or (ii) it has been lawfully obtained, by the party receiving it, from other sources including the Government, provided such other source did not receive it due to a breach of this or any other agreement; or (iii) such information otherwise comes within the public knowledge or becomes generally known to the public;

iii.
If any part of the proprietary information has been or hereafter shall be disclosed in a United States patent issued to the party furnishing the proprietary information hereunder, the limitations on such proprietary information as is disclosed in the patent shall be only that afforded by the United States Patent Laws after the issuance of said patent.

iv.
If any part of the proprietary information is required by law to bedisclosed. In the event that information is required to be disclosed, the party required to make disclosure shall notify the other to allow that party to assert whatever exclusions or exemptions may be available to it under such law or  regulation.

e.
Neither the execution and delivery of this Agreement, nor the furnishing of any proprietary information by either party shall be construed as granting to the other party either expressly, by implication, estoppel, or otherwise, any license under any invention or patent now or hereafter owned or controlled by the party furnishing the same.

1l)
This Agreement pertains only to the development effort of the noted nano-technology catalysts and related processes. The parties hereto shall be deemed to be independent entities and the employees of one parity shall not be deemed to be employees of the other. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership for the formation of an organization or business, agency relationship or formal business organization of any kind.

12)
Each party to this Agreement will bear its respective costs, risks, and liabilities incurred by it as a result of its obligations and efforts under this Agreement. Therefore, neither party shall have any right to any reimbursement, payment, nor compensation of any kind from each other during the period prior described in this Agreement. Each party agrees, to the fullest extent permitted by law, to indemnify and hold harmless the other from and against any liabilities, damages, and costs (including reasonable attorneys fees and cost of defense) arising out of the death or bodily injury to any person or the destruction or damage to any property, to the extent caused, during performance of services under this Agreement, by the negligent acts, errors and omissions of the either Party or anyone for whom each Party is legally responsible.

13)
The parties agree that any claim or dispute between them or against any agent, employee, successor, or assign of the other, whether related to this Agreement or otherwise, and any claim or dispute related to this Agreement or the relationship or duties contemplated under this contract, including the validity of this arbitration clause, shall be resolved by binding arbitration in the state of New Mexico by the National Arbitration Forum, under the Code of Procedure then in effect. Any award of the arbitrator(s) may be entered as a judgment in any court having jurisdiction. In the event a court having jurisdiction finds any portion of this agreement unenforceable, that portion shall not be effective and the remainder of the agreement shall remain effective. The arbitrator's decision shall be final and legally binding and judgment may be entered thereon. Each party shall be responsible for its share of the arbitration fees in accordance with the applicable Rules of Arbitration. In the event a party fails to proceed with arbitration, unsuccessfully challenges the arbitrator's award, or fails to comply with the arbitrator's award, the other party is entitled to costs of suit, including a reasonable attorney's fee for having to compel arbitration or defend or enforce the award.

14)	This Agreement may not be assigned or otherwise transferred by any party, in whole or in part, without the express prior written consent of the other party.

15)
This Agreement contains the entire agreement of the parties and cancels and supersedes any previous understanding or agreement, whether written or oral. All changes or modifications to this Agreement must first be agreed to in writing between the parties and signed by the authorized agents of each party.

16)
This Agreement, which is effective upon the date noted on the first page, shall automatically expire and be deemed terminated effective upon the date of the happening or occurrence of any one of the following events or conditions, whichever shall first occur:

a.	Written notice is given at any time from either party no less than 90 days in advance of such termination.

b.	Mutual agreement of the parties to terminate the Agreement.

c.	The expiration of a two (2) year period commencing on the effective date of this Agreement, unless such period is, extended by mutual agreement of the parties.

For Refinery Science Corp.:	For the Bi-National Sustainability Laboratory:

David Rendina President Refinery Science Corp.	Paul Maxwell Executive Director and CEO BNSL

July 21, 2006	July 21, 2006
Date	Date